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                          Independent Auditors' Consent

To the Shareholders and Board of Trustees of Smith Barney Investment Trust:

We consent to the incorporation by reference, in these Prospectuses and Statement of Additional Information, of our report dated February 8, 2002, on the statement of assets and liabilities for Smith Barney S&P 500 Index Fund of the Smith Barney Investment Trust (the "Fund") as of December 31, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the two-year period then ended, the one-month ended December 31, 1999, the year ended November 30, 1999, and the period from January 5, 1998 (inception date) to November 30, 1998. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

                                                              KPMG LLP

New York, New York
April 10, 2002